UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TICC Capital Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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TICC Capital Corp. (the "Company") has filed with the Securities and Exchange Commission (the “SEC”), and disseminated to its stockholders, a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the Company's proposal to approve a new advisory agreement between the Company and TICC Management, LLC, to take effect upon a change of control of TICC Management, LLC, and certain related proposals, at a special meeting of stockholders of the Company scheduled to be held on October 27, 2015 (the “Special Meeting”).

This Schedule 14A filing consists of a letter that was sent by the Company to NexPoint Advisors, L.P. (“NexPoint”) on October 5, 2015, which responds to NexPoint’s request to nominate a slate of directors at the Special Meeting.

TICC CAPITAL CORP.

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

Tel: (203) 983-5275 Fax: (203) 983-529

October 5, 2015

NexPoint Advisors, LP

300 Crescent Court

Suite 700

Dallas, Texas 75201

Attention: James Dondero

                    President

Dear Mr. Dondero:

We are writing you in response to your notice indicating that NexPoint Advisors, LP (“you” or “NexPoint”) intends to elect at the Special Meeting of Stockholders of TICC Capital Corp. (the “Company”) to be held on October 27, 2015 (the “Special Meeting”) a slate of directors nominated by you and your subsequent queries regarding the notice and your proposed nominations.

As you surely know from reading the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 3, 2015 (the “Definitive Proxy Statement”), the Company’s board of directors called the Special Meeting to enable stockholders to vote on certain aspects of the transaction (the “Transaction”) between TICC Management, LLC and Benefit Street Partners, L.L.C. (“BSP”). The primary item of business at the Special Meeting will be for the Company’s stockholders to vote on a proposal to approve the new investment advisory agreement with BSP that the independent members of the Company’s board of directors have recommended for approval by the Company’s stockholders. The independent members of the Company’s board of directors believe that the Transaction will result in substantial immediate and long-term benefits to the Company’s stockholders, including:

•	Lower management fees and maintenance of the Company’s quarterly distribution policy,

•	The substantial investment resources of BSP’s larger platform, which will result in an increase in deal flow and the opportunity to act as lead investor in more transactions,

•	Access to BSP's relationships and investment professionals,

•	A more diversified portfolio over time, with a reduced concentration in CLO investments, and

•	The opportunity to realize the full net asset value of the Company’s portfolio.

In connection with the Transaction, the Company’s board of directors has also asked the Company’s stockholders to vote at the Special Meeting to elect six Company-proposed director nominees to fill vacancies that will only be created effective upon, and subject to, the closing of the Transaction. As described in more detail in the Definitive Proxy Statement, it is a condition to closing the Transaction that all six individuals recommended by the Company join the Company’s board of directors effective upon the closing of the Transaction. If the six Company-proposed director nominees and the BSP investment advisory agreement receive the requisite vote at the Special Meeting, then effective upon the closing of the Transaction, the Company’s board will expand its size from five to nine, the Company’s two interested directors will resign and the six resulting vacancies will be filled by the six Company-proposed director nominees. Importantly, if the Transaction does not close, there will be no vacancies created on the Company’s board of directors, and there will be no election of directors to the Company’s board of directors. The Definitive Proxy Statement made this very clear in Question 27 under the section entitled “General Information About the Special Meeting and Voting”: “If only Proposal 1 or Proposal 2 is approved by the Company’s stockholders but not both proposals, or if neither of these proposals is approved by the Company’s stockholders, then the Transaction will not close and the Company will continue to operate pursuant to the Existing Advisory Agreement under the supervision of the existing Board of Directors and management team.”

TICC Capital Corp. 8 Sound Shore Drive – Suite 255 Greenwich, CT 06830

James Dondero

October 5, 2015

You have proposed to seek that stockholders elect an alternate slate of directors at the Special Meeting. As explained above and in the Definitive Proxy Statement, this is not possible: If your proposed directors were to receive sufficient votes to displace any of the six Company-selected nominees, the Transaction would not close, and there would be no vacancies to fill on the Company’s board of directors. In other words, except for the very limited circumstances described above and in the Definitive Proxy Statement, the Company’s board of directors has not determined that any “directors shall be elected at [the Special Meeting]”—which, as detailed in Section 11(b) of the Company’s Second Amended and Restated Bylaws (the “Bylaws”), is the only circumstance that enables stockholders to nominate individuals for election as a director at a special meeting of stockholders. Because these limited circumstances could not exist if any of your proposed director nominees received sufficient votes to displace a Company-selected nominee, the proposed election of your director nominees at the Special Meeting is not a valid item of business under the Bylaws.

In light of the invalid nature of your proposed business at the Special Meeting, we respectfully request that you not proceed with your planned proxy solicitation in favor of your director nominees, as doing so could create investor confusion. If you decide to proceed with the proxy solicitation despite the futility of soliciting votes to elect directors when there are no vacancies (and will not be any such vacancies) in which to seat any such director, we request that you fully disclose that your director nominees are not valid for the reasons described above in all communications with the Company’s stockholders, including the proxy statement used by you to solicit votes. We believe that not doing so would be materially misleading and therefore result in a violation of Rule 14a-9 under the Securities Exchange Act of 1934 by you.

We are also concerned with respect to the incomplete and potentially inaccurate nature of your communications with the Company’s stockholders in connection with your nomination of an alternate slate of directors to be elected at the Special Meeting. For example, Mr. John Honis, one of your proffered non-interested director nominees, may in fact not be truly independent given that he was previously a partner at Highland Capital Management, L.P. (“HCM”), which is an affiliate of NexPoint, and is entitled to receive aggregate severance and/or deferred compensation of approximately $3.4 million from an affiliate of NexPoint. In addition, we note that your preliminary proxy statement filed on September 23, 2015 states that there are no “arrangements or understandings between NexPoint and [Mr. Ethan Powell, the one non-independent director in your alternate slate,] or any other person or persons pursuant which the nomination [of Mr. Powell] is to be made,” and the director questionnaire filled out by Mr. Powell contains a representation to the same effect. However, given that Mr. Powell is the Chief Product Strategist at HCM and an Executive Vice President at NexPoint, and that he is being nominated to the Company’s board of directors by NexPoint/HCM, this does not seem very plausible, particularly in light of your repeated public statements that your director nominees “will work in good faith to. . . hire NexPoint as [the Company’s] investment adviser.”

We are committed to engaging substantively with all of our stockholders and considering, with an open mind, all value creation alternatives that could be in the best interests of the Company’s stockholders. Consistent with its fiduciary responsibilities to stockholders, the Company’s board of directors appointed a special committee comprised entirely of independent directors (the “Special Committee”) to conduct a rigorous and robust evaluation of the substantive points you have raised regarding the Company. Following that review, the Special Committee determined that the Transaction is in the best interests of the Company and all of its stockholders and is superior to any other alternative available to the Company. We hope that you will be equally focused on maximizing value for all of the Company’s stockholders and will vote your shares of the Company’s common stock FOR the Company’s proposals to be voted on at the Special Meeting.

Very truly yours,

TICC CAPITAL CORP.

Steven P. Novak

Chair,

Special Committee of the TICC Board of Directors

 About TICC Capital Corp.
TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations.

Additional Information and Where to Find It
In connection with the approval of the proposed new investment advisory agreement, the Company has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A. The Company has distributed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the approval of the proposed new investment advisory agreement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT THAT THE COMPANY FILES WITH THE SEC, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE APPROVAL OF THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT. The definitive proxy statement and other relevant materials in connection with the approval of the proposed new investment advisory agreement, and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's website (http://www.sec.gov), at the Company's website (http://www.ticc.com), or by writing to the Company at 8 Sound Shore Drive, Suite 255, Greenwich, CT 06830 (telephone number 203-983-5275).

Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the approval of the proposed new investment advisory agreement. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on September 3, 2015, and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the approval of the proposed new investment advisory agreement, by security holdings or otherwise, are set forth in the proxy statement and other materials filed or to be filed with SEC in connection therewith.

Forward Looking Statements
This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

TICC Contacts

Media:
Brandy Bergman/Meghan Gavigan

Sard Verbinnen & Co

212-687-8080

Stockholders:

Bruce Goldfarb/Tony Vecchio

Okapi Partners LLC

877-566-1922